As filed with the Securities and Exchange Commission on July 23, 2025

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JOHN MARSHALL BANCORP, INC.

(Exact name of registrant as specified in its charter)

Virginia	81-5424879
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1943 Isaac Newton Square, Suite 100, Reston, Virginia	20190
(Address of principal executive offices)	(Zip Code)

John Marshall Bancorp, Inc. 2025 Stock Incentive Plan

(Full title of plan)

Kent D. Carstater

Executive Vice President and Chief Financial Officer

John Marshall Bancorp, Inc.

1943 Isaac Newton Square, Suite 100

Reston, Virginia 20190

(703) 584-0840

(Name, address, including zip code, and telephone number, including area code of agent for service)

With copies to:

Scott H. Richter, Esq.

Benjamin A. McCall, Esq.

Williams Mullen

200 South 10th Street, Suite 1600

Richmond, Virginia 23219

(804) 420-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with Rule 428 adopted under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to participants as required by Rule 428.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to participants as required by Rule 428.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by John Marshall Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement and made a part hereof:

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025;

(b) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 13, 2025;

(c) The Company’s Current Reports on Form 8-K, filed with the SEC on February 28, 2025, April 23, 2025, June 17, 2025 and July 21, 2025 (other than any portion of any such document that is not deemed to be filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and

(d) The description of the Company’s common stock contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (excluding any portion of these documents that has been furnished to and deemed not to be filed with the SEC) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Officers and Directors.

The articles of incorporation of the Company provide that to the full extent that the Virginia Stock Corporation Act (the “VSCA”) permits the limitation or elimination of the liability of directors or officers, a director or officer of the Company will not be liable to the Company or its shareholders for monetary damages. The VSCA provides that the liability of a director or officer in a proceeding brought by or in the right of shareholders, or on behalf of shareholders may be eliminated, except that the liability of a director or officer may not be eliminated if the director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any state or federal securities law, including any claim of unlawful insider trading or manipulation of the market for any security.

The articles of incorporation of the Company provide that to the full extent permitted by the VSCA and other applicable law, the Company will indemnify a director or officer of the Company who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and the board of directors of the Company may contract in advance to indemnify any director or officer. The VSCA provides that except as limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred in connection with the proceeding. The VSCA further provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (i) the director conducted himself or herself in good faith; (ii) he or she believed (a) in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation and (b) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful; provided however, no indemnification may be made if: (x) the proceeding was by or in the right of the corporation and the director is adjudged liable to the corporation; or (y) in any other proceeding charging improper personal benefit to the director, the director is adjudged liable to the corporation for the receipt of an improper personal benefit. The board of directors may also indemnify an employee or agent of the Company who was or is a party to any proceeding by reason of the fact that he or she is or was an employee or agent of the Company.

The Company has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage. The rights of indemnification provided in the articles of incorporation of the Company are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors, or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Articles of Incorporation of John Marshall Bancorp, Inc., as amended (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form 10 filed on March 4, 2022).

4.2	Amended and Restated Bylaws of John Marshall Bancorp, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form 10 filed on March 4, 2022).

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).

23.2	Consent of Yount, Hyde, & Barbour, P.C.*

24.1	Powers of Attorney of Directors and Officers (included on signature page).

99.1

John Marshall Bancorp, Inc. 2025 Stock Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy Statement for the Company’s Annual Meeting of Shareholders held on June 17, 2025, filed with the SEC on April 29, 2025).

107.1	Filing Fee Table.*
____________ * Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Fairfax in the Commonwealth of Virginia, on July 23, 2025.

JOHN MARSHALL BANCORP, INC.

By:	/s/ Kent D. Carstater
Kent D. Carstater Senior Executive Vice President and Chief Financial Officer

The officers and directors of John Marshall Bancorp, Inc. whose signatures appear below hereby constitute and appoint Christopher W. Bergstrom and Kent D. Carstater, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do everything necessary to accomplish the foregoing, as fully to all intents and purposes as he or she might or could do in person, and each of the undersigned does hereby ratify and confirm all that each of said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature/Name	Title	Date

/s/ Christopher W. Bergstrom Christopher W. Bergstrom	President and Chief Executive Officer, Director (Principal Executive Officer)	July 23, 2025

/s/ Kent D. Carstater Kent D. Carstater	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 23, 2025

/s/ Philip W. Allin Philip W. Allin	Director	July 23, 2025

/s/ Philip R. Chase Philip R. Chase	Director	July 23, 2025

/s/ Michael T. Foster Michael T. Foster	Director	July 23, 2025

/s/ Michael A. Garcia Michael A. Garcia	Director	July 23, 2025

/s/ Subhash K. Garg Subhash K. Garg	Director	July 23, 2025

/s/ Jonathan C. Kinney Jonathan C. Kinney	Chairman of the Board	July 23, 2025

/s/ O. Leland Mahan O. Leland Mahan	Director	July 23, 2025